Invest in Ford Credit with Ford Interest Advantage Dear Valued Customer, Ford Credit is pleased to offer an opportunity for US residents to invest in its Ford Interest Advantage (FIA) Floating Rate Demand Notes. Established over 40 years ago, this flexible and liquid investment product currently pays an attractive interest rate of 5.50% and is offered by program prospectus. FIA Program Features: Interest rate of 5.50%* Convenient online enrollment and 24/7 online access No management fees Access to funds via ACH, bill pay or redemption check Minimum initial investment of $1,000 A rate that's at least 0.25% higher than the average yield for all taxable money funds as reported weekly in iMoneyNet Money Fund Average™ Notes can be held in individual, joint, custodial, trust, or corporate ownership types Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333-274164

*Rate as of 7/15//2024. Minimum investment required is $1,000. Fees apply if balance falls below this amount. Important Disclosure: The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not insured by the Federal Deposit Insurance Corporation, they are not guaranteed by Ford Motor Credit Company, and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As investments in the debt of one company (Ford Credit), the Notes do not meet the diversification or investment quality standards for money market funds set forth in the Investment Company Act of 1940. The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are offered only in the United States. This communication does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation in any such jurisdiction. U.S citizens and resident aliens with U.S. Taxpayer ID (e.g., Social Security Number) may apply. Ford Credit has filed a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has filed with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note program. The documents may be obtained free of charge through EDGAR on the SEC Website . Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614.